UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2 )

                             ITI TECHNOLOGIES, INC.
                                (Name of Issuer)

                     COMMON STOCK, $.01 PER SHARE PAR VALUE
                         (Title of Class of Securities)

                                   450564 10 9
                                 (CUSIP Number)




         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



           (The remainder of this page was intentionally left blank.)




                    (Cover page continued on next two pages)

                               Page 1 of 6 Pages

                                  SCHEDULE 13G
                                (AMENDMENT NO. 2)

--------------------------------      ------------------------------------------
CUSIP NO.  450564 10 9                        PAGE     2     OF     6     PAGES
                                                    -------      -------
--------------------------------      ------------------------------------------


------------ -------------------------------------------------------------------
     1       NAMES OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
             `
                     Thomas L. Auth
                     Social Security Number:    ###-##-####

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a)|_|
                    Not applicable.                                      (b)|_|

------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     State of Minnesota, United States
----------------------- ------------ -------------------------------------------
                             5       SOLE VOTING POWER

      NUMBER OF                       660,741.19
       SHARES
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
                         ------------ ------------------------------------------
                              6       SHARED VOTING POWER

                                        -0- shares
                         ------------ ------------------------------------------
                              7       SOLE DISPOSITIVE POWER

                                      660,741.19
                         ------------ ------------------------------------------
                              8       SHARED DISPOSITIVE POWER

                                        -0- shares
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    660,741.19 shares of Common Stock, $.01 per share par value
------------- ------------------------------------------------------------------

                                  SCHEDULE 13G
                                (AMENDMENT NO. 2)

-------------------------------       -----------------------------------------
CUSIP NO.  450564 10 9                        PAGE     3     OF     6     PAGES
                                                    -------      -------
-------------------------------       -----------------------------------------


-------------- -----------------------------------------------------------------
     10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
               (SEE INSTRUCTIONS)                                           |_|
-------------- -----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       7.45%
-------------- -----------------------------------------------------------------
     12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                       IN
-------------- -----------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER

                  ITI Technologies, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  2266 North Second Street, North St. Paul, Minnesota 55109


ITEM 2(a).        NAME OF PERSON FILING

                  Thomas L. Auth

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  2266 North Second Street, North St. Paul, Minnesota 55109

ITEM 2(c).        CITIZENSHIP

                  State of Minnesota, United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES

                  Common Stock, $.01 Per Share par Value

ITEM 2(e).        CUSIP NO.

                  450564 10 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a)      |_|      Broker or Dealer registered under Section 15 of the Act

(b)      |_|      Bank as defined in Section 3(a)(6) of the Act

(c)      |_|      Insurance Company as defined in Section 3(a)(19) of the Act

(d)      |_|      Investment Company registered under Section 8 of the
                  Investment Company Act

(e)      |_|      Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940

                               Page 4 of 6 Pages

(f)      |_|      Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g)      |_|      Parent Holding Company, in accordance with Rule
                  13d-1(b)(ii)(G) (Note: See Item 7)

(h)      |_|      Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Not applicable.


ITEM 4.  OWNERSHIP

The following information is provided as of December 31, 1997:

(a)Amount Beneficially Owned:                                 660,741.19 shares*

(b)Percent of Class:                                                      7.45%*

(c)Number of shares as to which such person has:

   (i)  sole power to vote or to direct the vote:             660,741.19 shares*
   (ii) shared power to vote or to direct the vote:                  -0- shares*
   (iii)sole power to dispose or to direct the disposition of:660,741.19 shares*
   (iv) shared power to dispose or to direct the disposition of:     -0- shares


* Includes 421,009 shares subject to options that were currently exercisable as of December 31, 1997 or will become exercisable within 60 days of December 31, 1997.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the 660,741.19 shares of common stock beneficially owned by the filing person.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                               Page 5 of 6 Pages

Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.


ITEM 10. CERTIFICATION

Not applicable.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 19, 1998                    /s/ Thomas L. Auth
                                            -----------------------
                                                  Thomas L. Auth

                               Page 6 of 6 Pages

                                                                      ATTACHMENT

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             ITI Technologies, Inc.
                                (Name of Issuer)

                     Common Stock, $.01 per share par value
                         (Title of Class of Securities)

                                   450564-10-9
                                 (CUSIP Number)







Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

(Page 1 of 7 Pages)


           (The remainder of this page was intentionally left blank.)

                                  SCHEDULE 13G

CUSIP No. 450564-10-9                                          Page 2 of 7 pages

================================================================================

------------ -------------------------------------------------------------------
     1       NAMES OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas L. Auth
                     Social Security Number:  ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a)[ ]
                                                                         (b)[X]


------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  State of Minnesota, United States.
------------ -------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 619,600
                       --------- -----------------------------------------------
     NUMBER OF            6      SHARED VOTING POWER
      SHARES
    BENEFICIALLY                 -0-
       OWNED           --------- -----------------------------------------------
      BY EACH             7      SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                  619,600
                       --------- -----------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 -0-
---------------------- --------- -----------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               619,600 shares of Common Stock, $.01 per share par value
-------------- -----------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES (SEE INSTRUCTIONS)                                    [ ]

               Not applicable.
-------------- -----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               7.2%
-------------- -----------------------------------------------------------------
     12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

               IN
-------------- -----------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 450564-10-9                                          Page 3 of 7 pages

================================================================================

ITEM 1.

(a)      Name of Issuer: ITI Technologies, Inc.

(b) Address of Issuer's Principal Executive Offices: 2266 North Second Street, North St. Paul, Minnesota 55109


ITEM 2.

(a)      Name of Person Filing: Thomas L. Auth

(b) Address of Principal Business Office or, if none, Residence: 2266 North Second Street, North St. Paul, Minnesota 55109

(c)      Citizenship: United States

(d)      Title of Class of Securities: Common Stock, $.01 Per Share Par Value

(e)      CUSIP Number: 450564-10-9

                                  SCHEDULE 13G

CUSIP No. 450564-10-9                                          Page 4 of 7 pages

================================================================================

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

(a)      [ ]      Broker or Dealer registered under section 15 of the Act

(b)      [ ]      Bank as defined in section 3(a)(6) of the Act

(c)      [ ]      Insurance Company as defined in section 3(a)(19) of the Act

(d)      [ ]      Investment Company registered under section 8 of the
                  Investment Company Act

(e)      [ ]      Investment Adviser registered under section 203 of the
                  Investment Advisers Act of 1940

(f)      [ ]      Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

(g)      [ ]      Parent Holding Company, in accordance with Rule ss.
                  240.13d-1(b)(ii)(G)

(h)      [ ]      Group, in accordance with Rule ss. 13d-1(b)(1)(ii)(H)

Not applicable.


ITEM 4.  OWNERSHIP.

If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a) Amount Beneficially Owned: 619,600 shares* of Common Stock, $.01 per share par value.

(b)      Percent of Class: 7.2%*

                                  SCHEDULE 13G

CUSIP No. 450564-10-9                                          Page 5 of 7 pages

================================================================================


(c)      Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote: 619,600*
         (ii)   shared power to vote or to direct the vote: 0
         (iii)  sole power to dispose or to direct the disposition of: 619,600*
         (iv)   shared power to dispose or to direct the disposition of: 0

* Includes 259,600 shares subject to options that are currently exercisable or will become exercisable within 60 days of the date hereof.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the 619,600 shares of Common Stock beneficially owned by the filing person.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

Not applicable.

                                  SCHEDULE 13G

CUSIP No. 450564-10-9                                          Page 6 of 7 pages

================================================================================

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.

Not applicable.

                                  SCHEDULE 13G

CUSIP No. 450564-10-9                                          Page 7 of 7 pages

================================================================================

ITEM 10.  CERTIFICATION.

Not applicable.


                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 1995                           /s/ Thomas L. Auth
                                                   -----------------------------
                                                   Thomas L. Auth

                                                                      ATTACHMENT


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)


                             ITI Technologies, Inc.
                                (Name of Issuer)

                     Common Stock, $.01 per share par value
                         (Title of Class of Securities)

                                   450564 10 9
                                 (CUSIP Number)





Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


           (The remainder of this page was intentionally left blank.)




                               (Page 1 of 6 Pages)

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)
CUSIP No. 450564 10 9                                          Page 2 of 6 pages

================================================================================

------------ -------------------------------------------------------------------
     1       NAMES OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas L. Auth
                     Social Security Number:  ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[ ]
                                                                          (b)[ ]
                     Not applicable.
------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     State of Minnesota, United States.
------------ -------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 549,266
                       --------- -----------------------------------------------
     NUMBER OF            6      SHARED VOTING POWER
      SHARES
    BENEFICIALLY                 -0-
       OWNED           --------- -----------------------------------------------
      BY EACH             7      SOLE DISPOSITIVE POWER
     REPORTING
     PERSON WITH                 549,266
                       --------- -----------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 -0-
---------------------- --------- -----------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               549,266 shares of Common Stock, $.01 per share par value
-------------- -----------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES (SEE INSTRUCTIONS)                                   [ ]

               Not applicable.
-------------- -----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               6.0%
-------------- -----------------------------------------------------------------
     12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

               IN
-------------- -----------------------------------------------------------------

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)
CUSIP No. 450564 10 9                                          Page 3 of 6 pages

================================================================================

ITEM 1.

(a)      Name of Issuer: ITI Technologies, Inc.

(b) Address of Issuer's Principal Executive Offices: 2266 North Second Street, North St. Paul, Minnesota 55109


ITEM 2.

(a)      Name of Person Filing: Thomas L. Auth

(b) Address of Principal Business Office or, if none, Residence: 2266 North Second Street, North St. Paul, Minnesota 55109

(c)      Citizenship: United States

(d)      Title of Class of Securities: Common Stock, $.01 Per Share Par Value

(e)      CUSIP Number: 450564 10 9

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)
CUSIP No. 450564 10 9                                          Page 4 of 6 pages

================================================================================

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

(a)      [ ]      Broker or Dealer registered under section 15 of the Act

(b)      [ ]      Bank as defined in section 3(a)(6) of the Act

(c)      [ ]      Insurance Company as defined in section 3(a)(19) of the Act

(d)      [ ]      Investment Company registered under section 8 of the
                  Investment Company Act

(e)      [ ]      Investment Adviser registered under section 203 of the
                  Investment Advisers Act of 1940

(f)      [ ]      Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

(g)      [ ]      Parent Holding Company, in accordance with Rule ss.
                  240.13d-1(b)(ii)(G)

(h)      [ ]      Group, in accordance with Rule ss. 13d-1(b)(1)(ii)(H)

Not applicable.


ITEM 4.  OWNERSHIP.

The following information is provided as of December 31, 1995:

(a) Amount Beneficially Owned: 549,266 shares* of Common Stock, $.01 per share par value.

(b)      Percent of Class: 6.0%*

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)
CUSIP No. 450564 10 9                                          Page 5 of 6 pages

================================================================================


(c)      Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 549,266*
         (ii)  shared power to vote or to direct the vote: 0
         (iii) sole power to dispose or to direct the disposition of: 549,266*
         (iv)  shared power to dispose or to direct the disposition of: 0

* Includes 313,100 shares subject to options that are currently exercisable or will become exercisable within 60 days of the date hereof.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the 549,266 shares of Common Stock beneficially owned by the filing person.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)
CUSIP No. 450564 10 9                                          Page 6 of 6 pages

================================================================================

ITEM 10.  CERTIFICATION.

Not applicable.


                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  2/7, 1996                                     /s/ Thomas L. Auth
                                                      --------------------------
                                                      Thomas L. Auth